                                                                    EXHIBIT 10.4

                         TAX INDEMNIFICATION AGREEMENT


     THIS AGREEMENT is made and entered into as of this ____ day of September, 1996, by and among Superior Consultant Company, Inc., a Michigan corporation (the "COMPANY"), and each of the persons listed on the signature page hereto (collectively, the "STOCKHOLDERS" and each individually a "STOCKHOLDER").

                                  INTRODUCTION

     For the period from _______, [1984] through the date on which the Company ceases to be an S Corporation (the "S CORPORATION PERIOD"), the Company has been an "S" corporation under SECTION 1362 of the Internal Revenue Code of 1986, as amended (the "CODE"). Accordingly, during the S Corporation Period, the Company has not incurred any federal, state or local income tax liability. Rather, the Company's items of income, loss and deductions have been taxes to the Stockholders. As a result of transactions by the Company in connection with the formation of a holding company and initial public offering of common stock, the Company will cease to be an S Corporation. Accordingly, the parties to this Agreement desire to set forth their agreement with respect to certain income taxes which may be imposed upon the stockholders after the S corporation Period as a result of the conduct of the Company's business during the S Corporation Period.

     IT IS, THEREFORE, AGREED:

     1. Indemnification.

     (a) "TAX ADJUSTMENT" means with respect to each Stockholder, any adjustment to such Stockholder's taxable income, loss, or credits as a result of a change in the Company's taxable income, loss, or credits during the S Corporation Period, whether as a result of the Company filing amended tax returns or from an adjustment proposed by a Taxing Authority.

     (b) "TAXING AUTHORITY" shall mean any governmental taxing authority, including without limitation, the Internal Revenue Service, the Illinois Department of Revenue or any other state or local taxing authority.

     (c) The Company will indemnify each Stockholder against (i) any liability for federal, state or local income taxes of such Stockholder resulting from any Tax Adjustment, (ii) any interest, penalties or additions to taxes payable by such Stockholder attributable to any Tax Adjustment and (iii) any fees and expenses incurred by such Stockholder in connection with any Tax Adjustment, including attorney and accountants' fees (and "INDEMNIFICATION PAYMENT"). Any Indemnification Payment will be made by the Company promptly after the Tax Adjustment has been finally determined but prior to the date on which the Stockholder is required to pay the taxes, interest and any penalties from the Tax Adjustment.

     (d) Any Indemnification Payment will be reduced to reflect any tax reductions or refunds (including any interest thereon) that a Stockholder receives (up to the amount of the Indemnification Payment) and that are attributable to correlative changes to such Stockholder's share of the Company's taxable income or loss, tax credits or tax credit recapture in another year in which the Company was an S Corporation.

     (e) Any Indemnification Payment will (after any reduction under SECTION 1(D) be increased (the "GROSS-UP") to reflect any federal, state or local income taxes imposed on the receipt of which Indemnification Payment (including any such taxes imposed as a result of the Gross-Up Payment under this sentence) pursuant to the following formula: the Gross-Up amount will equal the result of (i) the Indemnification Payment divided by the difference between one and the Stockholder's effective federal, state, and local income tax rates, less
(ii) the Indemnification Payment. For example, if the Indemnification Payment is $100 and the Stockholder's effective combined tax rate is 40%, then the Gross-Up amount would be $66.67.

     2. REFUNDS. Any refund of federal, state or local income taxes received by a Stockholder resulting from any Tax Adjustment, to the extent not applied to offset an Indemnification Payment pursuant to SECTION 1(D) above, net of any federal, state or local income taxes payable as a result of such refund shall be contributed to the Company by such Stockholder, promptly after the receipt thereof, as a contribution to the capital of the Company.

     3. TAX CONTESTS; NO SETTLEMENT. With respect to any audit of the Company by any Taxing Authority during the S Corporation Period, the Company may, on its own behalf and at the its own expense, request that the Stockholders contest any Tax Adjustment proposed by a Taxing Authority. If the Company requests that any proposed Tax Adjustment be contested, then the Stockholders will, at the Company's expense, contest the proposed Tax Adjustment consistent with any reasonable instructions from the Company or permit the Company and its representatives, at the Company's request, to contest the proposed Tax Adjustment (including pursuing all remaining administrative and judicial appeals). The Stockholder may not enter into a settlement or other compromise with respect to any Tax Adjustment, or forego or terminate any proceeding otherwise required under this Agreement, without the consent of the Company, which may not be unreasonably withheld.

     4. MISCELLANEOUS.

     (a) Survival. The covenants and agreements of the parties set forth in this Agreement will survive indefinitely.

     (b) Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement must be in writing.

     (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter of this Agreement.

     (d) Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     (e) Amendments. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of each of the parties (and, in the case of the Company, the consent of a majority of the independent directors of the Company).

     (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without reference to principles of conflicts of law.

     (g) Counterparts. This Agreement may be executed by any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

     SUPERIOR CONSULTANT COMPANY, INC.

                                      By: ___________________________________
                                      Name: _________________________________
                                      Its: __________________________________

                                      STOCKHOLDERS:

                                      _______________________________________
                                      Richard D. Helppie, Jr.

                                      _______________________________________
                                      Charles O. Bracken

                                      _______________________________________
                                      Robert R. Tashiro
_